                                                                 EXHIBIT 2.1



                        AGREEMENT AND PLAN OF MERGER
                        ----------------------------


                               by and between


                          NATIONAL CITY CORPORATION


                                     and


                           ALLEGIANT BANCORP, INC.


                        dated as of November 19, 2003




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
                                  TABLE OF CONTENTS
                                  -----------------

                                                                                PAGE
                                                                                ----
I.  THE MERGER
      1.1  Merger                                                                 1
      1.2  Effective Time                                                         1
      1.3  Effect of Merger                                                       2
      1.4  Certificate of Incorporation and By-laws                               2
      1.5  Directors and Officers                                                 2
      1.6  Additional Actions                                                     2

II.  CONVERSION OF SHARES
      2.1  Conversion of Shares                                                   3
        (a)  Conversion Options                                                   3
        (b)  Election of Common Stock Payment and Cash Payments                   3
        (c)  Procedure for Election                                               4
        (d)  Allocation                                                           5
      2.2  Assumption of Stock Options                                            8
      2.3  Exchange of Certificates                                               9
        (a)  Exchange Agent                                                       9
        (b)  Notice of Exchange                                                   9
        (c)  Transfer                                                             9
        (d)  Right to Merger Consideration                                       10
        (e)  Distribution with Respect to Unexchanged
              Certificates                                                       10
        (f)  Lost or Destroyed Exchanged Certificates                            10
        (g)  Voting With Respect to Unexchanged Certificates                     11
        (h)  No Fractional Shares                                                11
      2.4  Closing of Allegiant's Transfer Books                                 11
      2.5  Changes in National City Common Stock                                 11
      2.6  Tax Consequences                                                      11



                                     i

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
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
III.  REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY
      3.1   Corporate Organization                                               12
      3.2   Authority                                                            12
      3.3   Capitalization                                                       12
      3.4   Subsidiaries                                                         13
      3.5   Information in Disclosure Documents,
             Registration Statement, Etc.                                        13
      3.6   Consents and Approvals; No Violation                                 14
      3.7   Reports and Financial Statements                                     14
      3.8   Taxes                                                                15
      3.9   Employee Plans                                                       15
      3.10  Material Contracts                                                   16
      3.11  Absence of Certain Changes or Events                                 17
      3.12  Litigation                                                           17
      3.13  Compliance with Laws and Orders                                      17
      3.14  Agreements with Bank Regulators, Etc.                                18
      3.15  National City Ownership of Stock                                     18
      3.16  Tax Treatment                                                        18
      3.17  Fees                                                                 18
      3.18  National City Action                                                 18
      3.19  Material Interests of Certain Persons                                19
      3.20  Environmental Matters                                                19
      3.21  National City Disclosure Letter                                      20
      3.22  Notice of Breach or Potential Breach                                 20
      3.23  Disclosure                                                           21



                                     ii

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
                                                                                PAGE
                                                                                ----
IV.  REPRESENTATIONS AND WARRANTIES OF ALLEGIANT
      4.1   Corporate Organization                                               21
      4.2   Authority                                                            21
      4.3   Capitalization                                                       21
      4.4   Subsidiaries                                                         22
      4.5   Information in Disclosure Documents,
             Registration Statement, Etc.                                        22
      4.6   Consent and Approvals; No Violation                                  23
      4.7   Reports and Financial Statements                                     23
      4.8   Taxes                                                                24
      4.9   Employee Plans                                                       24
      4.10  Material Contracts                                                   25
      4.11  Absence of Certain Changes or Events                                 26
      4.12  Litigation                                                           26
      4.13  Compliance with Laws and Orders                                      26
      4.14  Agreements with Bank Regulators, Etc.                                27
      4.15  Tax Treatment                                                        27
      4.16  Fees                                                                 27
      4.17  Allegiant Action                                                     27
      4.18  Vote Required                                                        27
      4.19  Environmental Matters                                                28
      4.20  Labor                                                                28
      4.21  Material Interests of Certain Persons                                28
      4.22  Allegiant Disclosure Letter                                          28
      4.23  Notice of Breach or Potential Breach                                 28
      4.24  Disclosure                                                           29


                                    iii

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
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

V.  COVENANTS
      5.1   Acquisition Proposals                                                29
      5.2   Interim Operations of Allegiant                                      29
        (a)  Conduct of Business                                                 30
        (b)  Articles and By-laws                                                30
        (c)  Capital Stock                                                       30
        (d)  Dividends                                                           30
        (e)  Employee Plans, Compensation, Etc.                                  31
        (f)  Certain Policies                                                    31
      5.3   Interim Operations of National City                                  31
      5.4   Employee Matters                                                     31
        (a)  Benefit Agreements                                                  31
        (b)  Retirement and Benefit Plans                                        31
        (c)  Transition                                                          32
      5.5   Access and Information                                               32
      5.6   Certain Filings, Consents and Arrangements                           33
      5.7   State Takeover Statutes                                              33
      5.8   Indemnification                                                      33
      5.9   Additional Agreements                                                33
      5.10  Publicity                                                            34
      5.11  Registration Statement                                               34
      5.12  Proxy                                                                34
      5.13  Stock Exchange Listings                                              34
      5.14  Shareholders' Meeting                                                34
      5.15  Tax-Free Reorganization Treatment                                    34
      5.16  Provisions of Shares                                                 35
      5.17  Adverse Action                                                       35


                                     iv

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
                                                                                PAGE
                                                                                ----
VI.  CLOSING MATTERS
      6.1   The Closing                                                          35
      6.2   Documents and Certificates                                           35

VII.  CONDITIONS
      7.1   Conditions to Each Party's Obligations to Effect the Merger          36
      7.2   Conditions to Obligation of Allegiant to Effect the Merger           37
      7.3   Conditions to Obligation of National City to Effect the Merger       37

VIII.  MISCELLANEOUS
      8.1   Termination                                                          38
      8.2   Non-Survival of Representations, Warranties and Agreements           39
      8.3   Waiver and Amendment                                                 39
      8.4   Entire Agreement                                                     39
      8.5   Applicable Law; Consent to Jurisdiction                              39
      8.6   Certain Definitions; Headlines                                       40
      8.7   Notices                                                              41
      8.8   Counterparts                                                         42
      8.9   Parties in Interest; Assignment                                      42
      8.10  Effect of Termination; Expenses and Breakup Fee                      42
      8.11  Enforcement of the Agreement                                         44
      8.12  Severability                                                         44
      8.13  Update and Supplement to Disclosure Letters                          44
      Signatures                                                                 45



                                     v

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
                                  INDEX TO DEFINITIONS
                                  --------------------

DEFINITIONS                                                                SECTIONS
-----------                                                                --------
Acquisition Transaction                                                   Section 5.1
Affiliate                                                                 Section 8.6(a)(i)
Agreement                                                                 Preamble
Allegiant                                                                 Preamble
Allegiant Common Stock                                                    Section 1.1
Allegiant Contracts                                                       Section 4.10
Allegiant Disclosure Letter                                               Section 4.3
Allegiant Employee Plans                                                  Section 4.9
Allegiant Meeting                                                         Section 5.14
Allegiant Option Plans                                                    Section 2.2
Allegiant Reports                                                         Section 4.7
Allegiant Subsidiaries                                                    Section 4.4
Allocation Date                                                           Section 2.1(d)
Benefit Agreements                                                        Section 3.10
BHCA                                                                      Section 3.1
Breakup Fee                                                               Section 8.10(b)
Cash Election Shares                                                      Section 2.1(b)(i)
Cash Payments                                                             Section 2.1(a)(i)
Certificate                                                               Section 2.3(a)
Closing                                                                   Section 6.1
Closing Date                                                              Section 6.1
Combined Election Shares                                                  Section 2.1(b)(iii)
Combined Payment                                                          Section 2.1(a)(iii)
Commission                                                                Section 2.2
Common Stock Election Shares                                              Section 2.1(b)(ii)
Common Stock Payment                                                      Section 2.1(a)(ii)
Competing Proposal                                                        Section 8.1(f)


                                     vi

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Code                                                                      Preamble
Consents                                                                  Section 7.1(c)
Constituent Corporations                                                  Section 1.2
Control                                                                   Section 8.6(a)(ii)
Conversion Ratio                                                          Section 2.1(a)(ii)
Delaware Certificate of Merger                                            Section 1.2
Dissenting Shares                                                         Section 2.1(d)(i)
DGCL                                                                      Section 1.1
DPC Shares                                                                Section 2.1(a)
Effective Time                                                            Section 1.2
Election Deadline                                                         Section 2.1(c)
Election Form                                                             Section 2.1(b)
Environmental Law                                                         Section 3.20
ERISA                                                                     Section 3.9
Exchange Act                                                              Section 3.5
Exchange Agent                                                            Section 2.1(c)
FDIA                                                                      Section 3.14
Fed Approval Date                                                         Section 8.6(a)(iii)
FRB                                                                       Section 3.6
Governmental Entity                                                       Section 3.6
Hazardous Substance                                                       Section 3.20
HSR Act                                                                   Section 3.6
Indemnitees                                                               Section 5.8
IRS                                                                       Section 3.9
Loan Portfolio Properties, Trust Properties and Other Properties Owned    Section 3.20
Losses                                                                    Section 8.10(b)(ii)
Major Deal                                                                Section 8.10(b)(i)
Market Price                                                              Section 8.6(a)(iv)
Material Adverse Effect                                                   Section 8.6(a)(v)
MDF                                                                       Section 3.6
MGBL                                                                      Section 1.1
Merger                                                                    Section 1.1


                                    vii

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Merger Consideration                                                      Section 2.1(a)(iii)
Missouri Articles of Merger                                               Section 1.2
National City                                                             Preamble
National City Common Stock                                                Section 2.1(a)(ii)
National City Contracts                                                   Section 3.10
National City Disclosure Letter                                           Section 1.4
National City Employee Plans                                              Section 3.9
National City Out Of Pocket Expenses                                      Section 8.10(b)(i)
National City Reports                                                     Section 3.7
No-Election Shares                                                        Section 2.1(b)
PBGC                                                                      Section 3.9
PCBs                                                                      Section 3.20
Person                                                                    Section 8.6(a)(vi)
Post-Termination Period                                                   Section 8.10(b)(i)
Proxy Statement                                                           Section 3.5
Registration Statement                                                    Section 3.5
SBIA                                                                      Section 3.6
Securities Act                                                            Section 3.5
Significant Subsidiaries                                                  Section 8.6(a)(i)
State Entities                                                            Section 3.6
Stock Conversion Shares                                                   Section 2.1(d)(i)
Subsidiary                                                                Section 8.6(a)(vii)
Surviving Corporation                                                     Section 1.3
Trust Account Shares                                                      Section 2.1(a)
Unexercised Options                                                       Section 2.2



                                    viii

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                        AGREEMENT AND PLAN OF MERGER
                        ----------------------------


         THIS AGREEMENT AND PLAN OF MERGER, dated as of November 19, 2003 ("Agreement"), is made by and between National City Corporation, a Delaware corporation ("National City"), and Allegiant Bancorp, Inc., a Missouri corporation ("Allegiant").

         WHEREAS, National City and Allegiant have each determined that it is in the best interests of their respective stockholders and shareholders for Allegiant to merge with and into National City upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the respective Boards of Directors of National City and Allegiant have each approved this Agreement and the consummation of the transactions contemplated hereby and approved the execution and delivery of this Agreement;

         WHEREAS, for Federal income tax purposes, it is intended that the merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

                                I. THE MERGER
                                   ----------

         1.1 Merger. Subject to the terms and conditions of this Agreement,
             ------
at the Effective Time (as defined in Section 1.2 below), Allegiant will be merged with and into National City and the separate corporate existence of Allegiant will thereupon cease (the "Merger") in accordance with the applicable provisions of The Missouri General and Business Corporation Law ("MGBL") and the Delaware General Corporation Law ("DGCL").

         National City may at any time change the method of effecting the combination with Allegiant (including, without limitation, the provisions of this Article I) if and to the extent it reasonably deems such change to be desirable, including, without limitation, to provide for a merger of Allegiant into a wholly-owned subsidiary of National City; provided,
                                                           --------
however, that no such change shall (A) alter or change the amount or kind of
-------
consideration to be issued to holders of shares of common stock, par value $0.01 per share ("Allegiant Common Stock"), of Allegiant as provided for in this Agreement, (B) adversely affect the tax treatment of Allegiant's shareholders as a result of receiving the Merger Consideration (as hereinafter defined) or (C) materially impede or delay consummation of the transactions contemplated by this Agreement.

         1.2 Effective Time. As soon as practicable after satisfaction or
             --------------
waiver of all conditions to the Merger and immediately prior to the Closing (as defined below) which shall occur at the time set forth in Section 6.1 below, National City and Allegiant (sometimes together referred to herein as the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of the DGCL (the " Delaware Certificate of Merger") to be filed with the

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Secretary of State of the State of Delaware and Articles of Merger complying with the requirements of the MGBL to be filed with the Secretary of State of the State of Missouri (the "Missouri Articles of Merger"). The Merger will become effective at the time the later of the following to occur: (a) the filing of the Delaware Certificate of Merger; (b) the filing of the Missouri Articles of Merger; or (c) such later time as shall be specified in such filings ("Effective Time").

         1.3 Effect of Merger. The Merger will have the effects specified in
             ----------------
MGBL and DGCL. Without limiting the generality of the foregoing, National City will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of National City and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Merger.

         1.4 Certificate of Incorporation and By-laws. The Certificate of
             ----------------------------------------
Incorporation and By-laws of National City in effect immediately prior to the Effective Time, which shall be in the form set forth in a disclosure letter executed by National City and dated and delivered by National City to Allegiant as of the date hereof (the "National City Disclosure Letter"), shall be the Certificate of Incorporation and By-laws of the Surviving Corporation, until amended in accordance with applicable law.

         1.5 Directors and Officers. The directors and officers of National
             ----------------------
City immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Certificate of Incorporation and By-laws and the DGCL.

         1.6 Additional Actions. If, at any time after the Effective Time,
             ------------------
the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Allegiant, or (ii) otherwise carry out the purposes of this Agreement, Allegiant and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Allegiant or (b) otherwise carry out the purposes of this Agreement, Allegiant and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Allegiant or otherwise to take any and all such action.

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                          II. CONVERSION OF SHARES
                              --------------------

         2.1     Conversion of Shares.
                 --------------------

         2.1 (a) Conversion Options. Subject to Section 2.2 below, at the
                 ------------------
Effective Time, each then outstanding share of Allegiant Common Stock not owned by National City or any direct or indirect wholly-owned subsidiary of National City (except for any such shares of Allegiant Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Shares") or acquired in satisfaction of debts previously contracted ("DPC Shares")), excluding those shares of Allegiant Common Stock held in the treasury of Allegiant, and excluding shares with respect to which a written demand for payment of fair value has been made pursuant to Section 2.1(c)(v) below and not withdrawn or waived will be canceled, retired and converted into one of the following as hereinafter provided (subject to the provisions of Section 2.1(d) below):

                  (i) a right to receive cash in the amount of Twenty-Seven and 25/100 Dollars ($27.25) ("Cash Payment");

                  (ii) a right to receive 0.833 shares of common stock (the "Conversion Ratio"), par value $4.00 per share ("National City Common Stock"), of National City ("Common Stock Payment"); or

                  (iii) a right to receive a combination of a portion of Cash Payment and a portion of Common Stock Payment ("Combined Payment", which along with the Cash Payment and Common Stock Payment is referred to as "Merger Consideration").

         (b) Election of Common Stock Payment and Cash Payments. Not more
             --------------------------------------------------
than fifteen (15) days after the Allegiant Meeting (as hereinafter defined) where the Merger has been approved, National City will cause to be sent to each record holder of shares of Allegiant Common Stock (as of a record date as close as practicable to the date of mailing) an election form (an "Election Form") and other appropriate materials providing for such holders (subject to the provisions of Section 2.1(d) below):

                  (i) to elect to receive the Cash Payment with respect to all of their shares of Allegiant Common Stock as hereinabove provided (the "Cash Election Shares"),

                  (ii) to elect to receive the Common Stock Payment with respect to all of their shares of Allegiant Common Stock (the "Common Stock Election Shares"), or

                  (iii) to elect to receive the Combined Payment with respect to their shares of Allegiant Common Stock (the "Combined Election Shares"). If the holder chooses a Combined Payment, then the holder shall specify on the Election Form the percentage of the Combined Payment requested to be received as a Common Stock Payment and the holder shall be deemed to have elected that the balance of his Combined Election Shares shall be converted into the right to receive Cash Payment.

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As of the Election Deadline (as hereinafter defined) any shares of Allegiant
Common Stock with respect to which there shall not have been an election submission to the Exchange Agent (as hereinafter defined) of an effective, properly completed Election Form, shall be deemed to be "No-Election
Shares." Except as specifically provided herein, all No-Election Shares shall be deemed to be Cash Election Shares and references to Cash Election Shares shall be deemed to include No-Election Shares. The Exchange Agent will use reasonable efforts to make Election Forms available to all persons who become record holders of Allegiant Common Stock after the record date set for the mailing of Election Forms and before the Election Deadline.

         (c) Procedure for Election. Any election to receive Common Stock
             ----------------------
Payment, Cash Payment or Combined Payment shall have been validly made only if National City Bank, as Exchange Agent, or such other national or state bank with which National City may enter into an agreement whereby such bank shall agree to act as agent for purposes of mailing and receiving Election Forms, tabulating the results, determining any allocation and distributing consideration to Allegiant's shareholders (the "Exchange Agent"), shall have received by 4:00 P.M. Cleveland Time on a day (which must be a business day) selected by National City, but not less than twenty (20) days after the initial mailing of the Election Forms (the "Election Deadline"), an Election Form properly completed. An election by a holder of Allegiant Common Stock shall be validly made only if the Exchange Agent shall have received an Election Form properly completed and executed (with the signature or signatures thereon guaranteed as required by the Election Form) by such shareholder accompanied either by the certificate or certificates representing all Allegiant Common Stock owned by such shareholder, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Allegiant, or by an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States. National City shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Exchange Agent in its determination as to validity of Election Forms.

                  (i) Two or more holders of Allegiant Common Stock who are determined to constructively own the shares of Allegiant Common Stock owned by each other by virtue of Section 318(a) of the Code and who so certify to National City's satisfaction, and any single holder of shares of Allegiant Common Stock who holds his shares in two or more different names and who so certifies to National City's satisfaction, may submit a joint Election Form covering the aggregate shares of Allegiant Common Stock owned by all such holders or by such single holder as the case may be. For all purposes of this Agreement (including any lottery), each such group of holders which, and each such single holder who, submits a joint Election Form shall be treated as a single holder of Allegiant Common Stock.

                  (ii) Record holders of Allegiant Common Stock who are nominees only may submit a separate Election Form for each beneficial owner for whom such record holder is a nominee; provided, however, that on the request of National City, such
         --------  -------
         record holder shall certify to the satisfaction of National City that such record holder holds such

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

         Allegiant Common Stock as nominee for the beneficial owner thereof. For purposes of this Agreement, each beneficial owner for which an Election Form is submitted will be treated as a separate holder of Allegiant Common Stock, subject, however, to the immediately preceding sub-paragraph (i) dealing with joint Election Forms.

                  (iii) Any holder of Allegiant Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. Any holder of Allegiant Common Stock may at any time prior to the Election Deadline revoke his election and withdraw his certificates for Allegiant Common Stock deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline.

                  (iv) In the event of the termination of this Agreement after holders of Allegiant Common Stock have deposited their shares with the Exchange Agent, National City and Allegiant shall promptly instruct the Exchange Agent to return all Allegiant Common Stock to the persons who deposited the same. Holders of Allegiant Common Stock shall continue to have the right to vote and to receive all dividends paid on Allegiant Common Stock deposited by them with the Exchange Agent until the Effective Time.

                  (v) No holder of Allegiant Common Stock who at the Election Deadline is entitled to relief as a dissenting shareholder in compliance with Section 351.455 of the MGBL, shall be entitled to submit an Election Form and any Election Form submitted by such a dissenting shareholder shall be invalid. In the event, that subsequent to the Election Deadline, such shareholder ceases to be a dissenting shareholder, the shareholder shall be treated the same as a non-dissenting shareholder who failed to submit a valid Election Form and shall be deemed to hold No-Election Shares.

         (d) Allocation. As soon as practicable after the Election Deadline,
             ----------
but not more than ten (10) business days after the Effective Time (the "Allocation Date"), the Exchange Agent shall effectuate the allocation among holders of Allegiant Common Stock of rights to receive Common Stock Payment, Cash Payment or Combined Payment in the Merger as follows:

                  (i) If the aggregate number of shares of National City Common Stock that the holders of the Stock Election Shares and the portion of the Common Stock Payment specified on the Election Forms by holders of Combined Election Shares are entitled to receive in the Merger is equal to or greater than the Stock Conversion Shares, then no reallocation is to be made. The "Stock Conversion Shares" means the number of shares of National City Common Stock which, when multiplied by the Market Price, is equal to 51% of the value of the Merger Consideration (including payments for fractional shares) and an assumed payment of $27.25 per share for the number of shares (the "Dissenting Shares") held by any shareholder who is a dissenting shareholder pursuant to Section 2.1(c)(v).

                  (ii) If the aggregate number of shares of National City Common Stock that the holders of the Stock Election Shares and the portion of the Common Stock Payment specified on the Election Forms by holders of Combined Election Shares are entitled to receive in the Merger is less than the Stock Conversion Shares, then the following reallocation steps shall be used (in the order presented) until the number of shares of National City Common Stock to be issued in the Merger equals the Stock Conversion Shares:

                                    (A) First, all of the Common Stock
                           Election Shares and the portion of the Common Stock Payment specified on the Election Forms by holders of Combined Election Shares shall be converted into the right to receive the number of shares of National City Common Stock elected pursuant to the applicable Election Forms;

                                    (B) Second, the Exchange Agent shall
                           reallocate the portion of the Cash Payment deemed specified by holders of No-Election Shares such that the Allegiant Common Stock held by the holders of No-Election Shares will be converted into the right to receive in the aggregate the lesser of (a) the total number of shares of National City Common Stock into which all No-Election Shares are convertible, and (b) the number of shares of National City Common Stock which, when added to the number of shares of National City Common Stock issuable in the Merger in respect of the Common Stock Election Shares and the portion of the Common Stock Payment specified on the Election Forms by holders of Combined Election Shares, will equal the number of Stock Conversion Shares, such shares to be allocated to each holder of No-Election Shares based upon the amount of Cash Payment deemed requested by such holder compared to the total amount of Cash Payments deemed requested by all holders of No-Election Shares. The Allegiant Common Stock held by such holders of No-Election Shares shall receive cash for the balance of the Merger Consideration, if any, to which each such holder is entitled (determined by (x) dividing the total Common Stock Payment to be received by such holder after giving effect to the reallocation described in this Section 2.1(d)(ii)(B) by 0.833, (y) subtracting the result in (x) from the number of shares of Allegiant Common Stock owned by such holder at the Effective Time, and (z) multiplying the difference determined in (y) by $27.25 per share); and

                                    (C) Third, the Exchange Agent shall
                           reallocate the Cash Payment portion specified in the Election Forms by holders of Combined Election Shares such that the Allegiant Common Stock held by the holders of Combined Election Shares will be converted into the right to receive in the aggregate the lesser of (a) the total number of shares of National City Common Stock into which all Combined Election Shares are convertible, and (b) the number of shares of National City Common Stock which, when added to the number of shares of National City Common Stock issuable in the Merger in respect of the Common Stock Election Shares, the portion of the Common Stock Payment specified on the Election Forms by holders of Combined Election Shares and the No-Election Shares converted pursuant to Section 2.1(d)(ii)(B) above, will equal the number of Stock Conversion Shares, such shares to be allocated to each holder of Combined Election Shares based upon the total amount of Cash Payment requested by such holder compared to the total amount of Cash Payments requested by all holders of Combined Election Shares. The Allegiant Common Stock held by such holders shall receive cash for the balance of the Merger Consideration, if any, to which each such holder is entitled to receive pursuant to the Merger (determined by (x) dividing the total Common Stock Payment to be received by such holder after giving effect to the reallocation described in this Section 2.1(d)(ii)(C) by 0.833, (y) subtracting the result in (x) from the number of shares of Allegiant Common Stock owned by such holder at the Effective Time, and (z) multiplying the difference determined in (y) by $27.25 per share); and

                                    (D) Fourth, the Exchange Agent shall
                           reallocate the portion of the Cash Payment payable to each holder of Cash Election Shares (other than No-Election Shares and Dissenting Shares) based upon the number of Cash Election Shares (other than No-Election Shares and Dissenting Shares) owned by such holder compared to the total number of Cash Election Shares (other than No-Election Shares and Dissenting Shares) owned by all such holders, such that the Allegiant Common Stock held by the holders of Cash Election Shares will be converted into the right to receive in the aggregate the number of shares of National City Common Stock which will equal the number of shares of National City Common Stock which, when added to the number of shares of National City Common Stock issuable in the Merger in respect of the Common Stock Election Shares, the portion of the Common Stock Payment specified on the Election Forms by holders of Combined Election Shares, the No-Election Shares converted pursuant to Section 2.1(d)(ii)(B) above, and the Combined Election Shares converted pursuant to Section 2.1(d)(ii)(C) above, will equal the number of Stock Conversion Shares, and such holders of Cash Election Shares shall receive in cash the balance of the Merger Consideration, if any, to which each such holder is entitled pursuant to the Merger (determined by (x) dividing the total Common Stock Payment to be received by such holder after giving effect to the reallocation described in this Section 2.1(d)(ii)(D) by 0.833,
                           (y) subtracting the result in (x) from the number of shares of Allegiant Common Stock owned by such holder at the Effective Time, and (z) multiplying the difference determined in (y) by $27.25 per share).

                  National City shall have the right to make reasonable determinations and to establish reasonable procedures in connection with the allocation contemplated by this Section 2.1(d)(ii).

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

                  (iii) As soon as practicable, after completion of the allocation procedure described above, the Exchange Agent shall distribute the Common Stock Payments and the Cash Payments as provided herein. Each share of Allegiant Common Stock for which such distribution is made shall be canceled. National City will deliver to the Exchange Agent the number of shares of National City Common Stock and the amount of Cash Payments payable in the Merger in sufficient time for the Exchange Agent to make such distribution. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of National City Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

         (e) Each holder of Allegiant Common Stock who would otherwise have been entitled to receive a fraction of a share of National City Common Stock shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of National City Common Stock multiplied by a ratio, the numerator of which is $27.25, and the denominator of which is the Conversion Ratio.

         (f) At the Effective Time each share of Allegiant Common Stock held in Allegiant's treasury immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof be cancelled.

         (g) At the Effective Time, each then-outstanding share of Allegiant Common Stock owned by National City or any direct or indirect wholly-owned subsidiary of National City (except for any shares that are Trust Account Shares or DPC Shares) will be canceled and retired.

         (h) Each share of National City Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of common stock, par value $4.00 per share, of the Surviving Corporation from and after the Effective Time.

         2.2 Assumption of Stock Options. Except as expressly provided in
             ---------------------------
this Section 2.2 and subject to any required consents by individual option holders, all rights under any stock option granted by Allegiant or its predecessors pursuant to Allegiant's existing stock option plans (collectively, the "Allegiant Option Plans") that remain outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time ("Unexercised Options") shall cease to represent a right to acquire shares of Allegiant Common Stock and shall be converted into the right to acquire that number of shares of National City Common Stock equal to (a) the number of shares of Allegiant Common Stock subject to the Unexercised Option, multiplied by (b) the Conversion Ratio (rounded to the nearest whole share). The exercise price per share of National City Common Stock under the new option shall be equal to the exercise price per share of Allegiant Common Stock which was purchasable under each Unexercised Option divided by the Conversion Ratio (rounded to the nearest whole cent) necessary to assure that the rights and benefits of the optionee under such option shall not be increased or decreased by reason of this Section 2.2, and, in addition, each option which is an "incentive stock option" as defined in

Section 422 of the Code shall be adjusted as required by Section 424 of the Code and the regulations promulgated thereunder so as not to constitute a modification, extension or renewal of the option within the meaning of
Section 424(h) of the Code. On or before the Effective Time, National City shall file, and maintain the effectiveness of, a registration statement with the Securities and Exchange Commission (the "Commission") covering such options and the sale of the National City Common Stock issued upon exercise of such options. At the Effective Time all Allegiant Option Plans shall be terminated with respect to the granting of any additional options or option rights. The duration and other terms and conditions of the new options shall be the same as the original Allegiant options, except that reference to Allegiant shall be deemed to be references to National City.

         2.3      Exchange of Certificates.
                  ------------------------

         (a) Exchange Agent. Prior to the Effective Time, National City
             --------------
shall designate National City Bank to act as Exchange Agent in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 2.3. Except as set forth herein, from and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Allegiant Common Stock ("Certificate") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for each share of Allegiant Common Stock so represented by the Certificate surrendered by such holder thereof. The certificates representing shares of National City Common Stock which constitute the Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.

         (b) Notice of Exchange. Promptly after the Effective Time, National
             ------------------
City and the Surviving Corporation shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate for which no Election Form was received a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate for exchange therefore. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the person entitled thereto the appropriate Merger Consideration for each share of Allegiant Common Stock so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.

         (c) Transfer. If delivery of all or part of the Merger
             --------
Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

         (d) Right to Merger Consideration. Subject to Section 2.3(e) below,
             -----------------------------
until surrendered and exchanged in accordance with Section 2.1 or 2.3, each Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, payable to the holder of the shares of Allegiant Common Stock evidenced by such Certificate, together with any dividends or other distributions as provided in Sections 2.3(e) and 2.3(f) below, and shall have no other rights. From and after the Effective Time, National City and Surviving Corporation shall be entitled to treat such Certificates that have not yet been surrendered for exchange as evidencing the right to receive the aggregate Merger Consideration into which the shares of Allegiant Common Stock represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates. One hundred eighty (180) days following the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation any shares of National City Common Stock and funds (including any interest received with respect thereto) which National City has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the shares of National City Common Stock and cash in lieu of fractional shares deliverable or payable upon due surrender of their Certificates. Neither the Exchange Agent nor any party hereto shall be liable to any holder of shares of Allegiant Common Stock for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (e) Distributions with Respect to Unexchanged Certificates.
             ------------------------------------------------------
Whenever a dividend or other distribution is declared by National City on National City Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made with respect to National City Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the share of National City Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. The Surviving Corporation shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Allegiant on Allegiant Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

         (f) Lost or Destroyed Exchanged Certificates. In the event that any
             ----------------------------------------
Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange
                                     --------  -------
Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Allegiant, National City or the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

         (g) Voting With Respect to Unexchanged Certificates. Holders of
             -----------------------------------------------
unsurrendered Certificates will not be entitled to vote at any meeting of National City stockholders.

         (h) No Fractional Shares. No certificates or scrip representing
             --------------------
fractional shares of National City Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of National City shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of stockholders of National City. In lieu of any such fractional shares, holders of Certificates otherwise entitled to fractional shares shall be entitled to receive promptly from the Exchange Agent a cash payment in an amount equal to the fraction of such share of National City Common Stock to which such holder would otherwise be entitled multiplied by a ratio, the numerator of which is $27.25, and the denominator of which is the Conversion Ratio.

         2.4 Closing of Allegiant's Transfer Books. The stock transfer books
             -------------------------------------
of Allegiant shall be closed at the close of business on the business day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of Allegiant Common Stock which is not registered in the transfer records of Allegiant, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. National City and the Exchange Agent shall be entitled to rely upon the stock transfer books of Allegiant to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of Allegiant Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration not already paid represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.

         2.5 Changes in National City Common Stock. If between the date of
             -------------------------------------
this Agreement and the Effective Time, the shares of National City Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted proportionately such that the holders entitled to receive a Common Stock Payment will receive the same form and amount of National City Common Stock as if the National City Common Stock issuable pursuant to the Merger had been outstanding at the record date for such reclassification, recapitalization, split-up, combination, exchange of shares, or dividend.

         2.6 Tax Consequences. This Agreement shall constitute a "plan of
             ----------------
reorganization" for purposes of Section 368 of the Code. National City and Allegiant agree to file any and all tax returns in a manner consistent with the qualification as such.

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

         III.  REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY
               -----------------------------------------------

                  National City hereby represents and warrants to Allegiant that:

         3.1 Corporate Organization. National City is a corporation duly
             ----------------------
organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as defined below). National City is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). National City has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. National City has heretofore delivered to Allegiant true and complete copies of its Certificate of Incorporation and By-laws as currently in effect.

         3.2 Authority. National City has the requisite corporate power and
             ---------
authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of National City and no other corporate or stockholder proceedings on the part of National City are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of National City enforceable against National City in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

         3.3 Capitalization. As of the date hereof, the authorized capital
             --------------
stock of National City consists of 1,400,000,000 shares of National City Common Stock and 5,000,000 shares of National City preferred stock. As of the close of business on November 18, 2003 (i) 607,647,267 shares of National City Common Stock were validly issued and outstanding, fully paid and nonassessable and (ii) no shares of preferred stock were issued and outstanding. As of the date hereof, except as set forth in this Section 3.3, pursuant to the exercise of employee stock options under National City's various stock option plans in effect, National City's dividend reinvestment plan and stock grants made pursuant to the National City's various restricted stock plans or set forth in the National City Disclosure Letter, there are no other shares of capital stock of National City authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of National City obligating National City to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of National City or obligating National City to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, except as provided in this Agreement, there are no voting trusts or other agreements or understandings to which National City or any National City subsidiary is a party with respect to the voting of the capital stock of National City. All of the shares of National City Common Stock issuable in exchange for Allegiant Common

Stock at the Effective Time in accordance with this Agreement and all of the shares of National City Common Stock issuable upon exercise of Unexercised Options will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

         3.4 Subsidiaries. The name and state of incorporation of each
             ------------
Significant Subsidiary (as defined below) of National City is set forth in the National City Disclosure Letter. Each of the Significant Subsidiaries is a bank, a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each Significant Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except as set forth in the National City Disclosure Letter, all outstanding shares of capital stock of each Significant Subsidiary are owned by National City or another of National City's subsidiaries and are validly issued, fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of each national bank subsidiary and applicable state law in the case of each state bank subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. Except as set forth in the National City Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Significant Subsidiary obligating any Significant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Significant Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

         3.5 Information in Disclosure Documents, Registration Statement,
             ------------------------------------------------------------
Etc. None of the information with respect to National City or any of
----
National City's subsidiaries provided by National City for inclusion in (i) the registration statement to be filed with the Commission by National City on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering the shares of National City Common Stock to be issued in the Merger (the "Registration Statement") and (ii) any proxy statement of Allegiant ("Proxy Statement") required to be mailed to Allegiant's shareholders in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Allegiant Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

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

         3.6 Consents and Approvals; No Violation. Except as set forth in
             ------------------------------------
the National City Disclosure Letter, neither the execution and delivery of this Agreement by National City nor the consummation by National City of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its Certificate of Incorporation or By-laws of National City, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of National City or any of National City's subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which National City or any of National City's subsidiaries is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign (a "Governmental Entity"), except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger pursuant to the DGCL, (iii) filing the Missouri Articles of Merger, (iv) filings required under the securities or blue sky laws of the various states, (v) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vi) filings with, and approval by, the Federal Reserve Board (the "FRB"), (vii) filings with, and approvals by the State of Missouri Department of Economic Development, Division of Finance ("MDF"),
(viii) filings with, and approvals by, the Ohio Superintendent of Banks, the Arizona Director of Insurance and such other state regulatory agencies as may be required (collectively, the "State Entities"), (ix) filings and approvals pursuant to any applicable state takeover law, (x) filings and approvals under the Small Business Investment Act of 1958 and the rules and regulations thereunder ("SBIA") or (xi) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

         3.7 Reports and Financial Statements. Since January 1, 1998,
             --------------------------------
National City and each of National City's subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "National City Reports"). National City has previously furnished or will promptly furnish Allegiant with true and complete copies of each of National City's annual reports on Form 10-K for the years 1998 through 2002 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. As of their respective dates, the National City Reports complied in all material respects with the requirements of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of National City included in the National City Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of National City and National

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

City's subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of National City and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the National City Reports. National City's reserve for possible loan losses as shown in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.

         3.8 Taxes. National City will promptly make available to Allegiant,
             -----
upon request by Allegiant, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns and any other tax returns filed by National City and any of National City's subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. National City and each National City subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. National City and each of its subsidiaries have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes, shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the National City Disclosure Letter, neither National City nor any of National City's subsidiaries has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the National City Disclosure Letter, neither National City nor any of National City's subsidiaries is a party to any action or proceeding, nor to the best of National City's knowledge is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by National City or any of National City's subsidiaries in respect of any material deficiencies for any tax, assessment, or government charges.

         3.9 Employee Plans. Except as set forth in the National City
             --------------
Disclosure Letter, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of National City or its subsidiaries ("National City Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, and any other applicable laws. With respect to each National City Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, the National City Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either: (i) has been determined by the Internal Revenue

Service ("IRS") to be so qualified or (ii) is the subject of a pending application for such determination that was timely filed, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS,
(c) neither National City nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) no reportable event described in Section 4043 of ERISA for which the 30-day reporting requirement has not been waived has occurred, (e) except as disclosed in the National City Disclosure Letter, no defined benefit plan has been terminated, nor has the Pension Benefit Guaranty Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and
(f) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of 413(c) of the Code. Neither National City nor any of its subsidiaries has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or
Section 414 of the Code, except for premiums all of which have been paid when due. Neither National City nor any of its subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. Except as set forth in the National City Disclosure Letter, there is no basis for any person to assert that National City or any of its subsidiaries has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan. With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any National City Employee Plan, (A) there is no liability on the part of National City or any of its subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss-sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (B) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of National City, no such proceeding with respect to any such insurer is imminent. Except as set forth in the National City Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will (y) constitute a stated triggering event under any National City Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from National City or any of its subsidiaries to any present or former officer, employee, director, shareholder, consultant or dependent of any of the foregoing or (z) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, shareholder, consultant, or dependent of any of the foregoing. Neither National City nor any of its subsidiaries has any obligations for retiree health and life benefits under any National City Employee Plan, except as set forth in the National City Disclosure Letter. There are no restrictions on the rights of National City or its subsidiaries to amend or terminate any such National City Employee Plan without incurring any liability thereunder.

         3.10 Material Contracts. Except as set forth in the National City
              ------------------
Disclosure Letter or disclosed in the National City Reports, neither National City nor any of its subsidiaries is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, "Benefit Agreements") providing for aggregate payments to any person in any calendar year in excess of $1,000,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by National City or any of its subsidiaries or the guarantee by National City or any of its subsidiaries of any such obligation (other than trade payables and instruments relating to borrowings or guaranties made in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by National City with the Commission as of the date of this Agreement (collectively, the "National City Contracts"). Neither National City nor any of National City's subsidiaries is in default under any of the National City Contracts, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Neither National City nor any of National City's subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is National City or any of National City's subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

         3.11 Absence of Certain Changes or Events. Except as set forth in
              ------------------------------------
the National City Disclosure Letter or disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, since December 31, 2002, there has not been any change in the financial condition, results of operations or business of National City and its subsidiaries which would or in the future will have a Material Adverse Effect.

         3.12 Litigation. Except as disclosed in the National City
              ----------
Disclosure Letter or the National City Reports filed by National City with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of National City, threatened against or affecting National City or any of National City's subsidiaries which, if decided adversely to National City, would be reasonably expected to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against National City or any of National City's subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, a Material Adverse Effect.

         3.13 Compliance with Laws and Orders. Except as set forth in the
              -------------------------------
National City Disclosure Letter or disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, the businesses of National City and of National City's subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of National City's subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the National City Disclosure Letter, no investigation or review by any Governmental

Entity with respect to National City or any of National City's subsidiaries is pending or, to the knowledge of National City, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

         3.14 Agreements with Bank Regulators, Etc. Except as set forth in
              -------------------------------------
the National City Disclosure Letter, neither National City nor any National City subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has National City been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither National City nor any of National City's subsidiaries is required by Section 32 of the Federal Deposit Insurance Act ("FDIA") to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer. National City knows of no reason why the regulatory approvals referred to in Section 3.6(c) above should not be obtained.

         3.15 National City Ownership of Stock. As of the date of this
              --------------------------------
Agreement, neither National City nor any of its affiliates or "associates" (as such term is defined in Rule 14a-1 under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, Allegiant Common Stock (other than DPC Shares or Trust Account Shares), which in the aggregate, represent five percent (5%) or more of the outstanding shares of Allegiant Common Stock.

         3.16 Tax Treatment. As of the date hereof, National City is aware
              -------------
of no reason why the Merger will fail to qualify as a reorganization under
Section 368(a) of the Code. As of the date hereof and through the Effective Date, National City will not have taken any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

         3.17 Fees. Neither National City nor any of National City's
              ----
subsidiaries has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

         3.18 National City Action. The Board of Directors of National City
              --------------------
(at a meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of National City and its stockholders and (b) approved this Agreement and the transactions contemplated hereby, including the Merger. The Board of Directors of National City has approved the transactions contemplated by this Agreement and the Allegiant Option Agreement such that the provisions of Section 203 of the DGCL and any other applicable state business combination or anti-takeover provisions of

National City Certificate of Incorporation or By-laws shall not be triggered by the Merger, execution of this Agreement or the Allegiant Option Agreement or any transaction contemplated by such Agreements.

         3.19 Material Interests of Certain Persons. Except as disclosed in
              -------------------------------------
National City's Proxy Statement for its 2003 Annual Meeting of Stockholders, no officer or director of National City, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of National City or any of its subsidiaries.

         3.20 Environmental Matters. For purposes of this Agreement, the
              ---------------------
following terms shall have the indicated meanings:

                  "Environmental Law" means any federal, state or local law,
                   -----------------
         statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, determination, judgment, decree, injunction or agreement with any governmental entity relating to (i) the health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986,
         -- ----
         42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as
                                             -- ----
         amended, 42 U.S.C. Section 7401, et seq.; the Federal Water
                                          -- ----
         Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C.
         Section 1251, et seq.; the Toxic Substances Control Act, as
                       -- ----
         amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning
                                          -- ----
         and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.;
                                                                   -- ----
         the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and
                                                              -- ----
         all comparable state and local laws, ordinances, rules, regulations respecting the interpretation or enforcement of same and (y) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.

                  "Hazardous Substance" means (i) any hazardous wastes,
                   -------------------
         toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (ii) any "oil," as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance; (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (vi) industrial, nuclear or medical by-products; (vii) any lead based paint or coating and
         (viii) any underground storage tank(s).

                  "Loan Portfolio Properties, Trust Properties and Other
                   -----------------------------------------------------
         Properties" means any real property, interest in real property,
         ----------
         improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by National City or Allegiant, as the case may be, or any of their subsidiaries whether directly, as an agent, as trustee or other fiduciary or otherwise.

         Except as set forth in the National City Disclosure Letter, (a) to the best of National City's knowledge, neither National City nor any of its subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) to the best of National City's knowledge, none of the Loan Portfolio Properties, Trust Properties and Other Properties of National City or its subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) to the best of National City's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon National City or its subsidiaries pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

         3.21 National City Disclosure Letter. The National City Disclosure
              -------------------------------
Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement and the matters expressly disclosed in the National City Disclosure Letter shall be specifically limited to the corresponding representation and warranty to which such disclosure paragraph or section relates and no implication or inference shall be made in any other representation or warranty.

         3.22 Notice of Breach or Potential Breach. National City shall
              ------------------------------------
promptly notify Allegiant of any change, circumstance or event which would cause any of the representations or warranties made by National City pursuant to this Agreement to be untrue as of the date hereof or at Closing Date or which prevents National City from complying with any of its obligations hereunder. There is no fact or development known to National City which would have a

Material Adverse Effect, or which might in the future, in National City 's reasonable judgment, have a Material Adverse Effect, on National City's or its Subsidiaries' continuing business, which has not been set forth in this Agreement.

         3.23 Disclosure. No representation or warranty by National City in
              ----------
this Agreement after giving effect to the disclosures set forth in the National City Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by Allegiant for a breach of representation, warranty, covenant, agreement or obligation of Allegiant hereunder will not be affected by any investigation conducted by Allegiant with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

               IV. REPRESENTATIONS AND WARRANTIES OF ALLEGIANT
                   -------------------------------------------

         Allegiant hereby represents and warrants to National City that:

         4.1 Corporate Organization. Allegiant is a corporation duly
             ----------------------
organized, validly existing and in good standing under the laws of the State of Missouri and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Allegiant is registered as a bank holding company under the BHCA. Allegiant has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Allegiant has heretofore delivered to National City true and complete copies of its Articles of Incorporation and By-laws as currently in effect.

         4.2 Authority. Allegiant has the requisite corporate power and
             ---------
authority to execute and deliver this Agreement and, except for any required approval of Allegiant's shareholders, to consummate the transactions contemplated by such. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of Allegiant and no other corporate proceedings on the part of Allegiant are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval by the shareholders of Allegiant as provided in Section 5.14 below. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of Allegiant, enforceable against Allegiant in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

         4.3 Capitalization. As of the date hereof, the authorized capital
             --------------
stock of Allegiant consists of 30,000,000 shares of Allegiant Common Stock. As of the close of business on November 18, 2003, 17,496,778 shares of Allegiant Common Stock were validly issued and outstanding, fully paid and nonassessable and no shares of preferred stock were issued or outstanding. As of the date of this Agreement except as set forth in this Section 4.3, pursuant to Allegiant's Option Plans, pursuant to the Allegiant Option Agreement or set forth in a disclosure letter executed by Allegiant and dated and delivered by Allegiant to National City as of the date hereof (the "Allegiant Disclosure Letter"), there are no shares of capital stock of Allegiant authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Allegiant obligating Allegiant to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Allegiant or obligating Allegiant to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except as set forth in the Allegiant Disclosure Letter, there are no voting trusts or other agreements or understandings to which Allegiant or any of Allegiant's subsidiaries is a party with respect to the voting of the capital stock of Allegiant. As of the date of this Agreement, there were outstanding under Allegiant Option Plans options to purchase 1,016,603 shares of Allegiant Common Stock, which Allegiant stock options had a weighted average exercise price of $14.20 and for which adequate shares of Allegiant Common Stock have been reserved for issuance under Allegiant Option Plans.

         4.4 Subsidiaries. The Allegiant Disclosure Letter sets forth the
             ------------
name and state of incorporation of each subsidiary of Allegiant (collectively, "Allegiant Subsidiaries" and each an "Allegiant Subsidiary"). Each Allegiant Subsidiary is a bank, a corporation or other business entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each Allegiant Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of each Allegiant Subsidiary is owned by Allegiant or another Allegiant Subsidiary and are validly issued, fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of each national bank subsidiary and applicable state law in the case of each state bank subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Allegiant Subsidiary obligating any Allegiant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Allegiant Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

         4.5 Information in Disclosure Documents, Registration Statement,
             ------------------------------------------------------------
Etc. None of the information with respect to Allegiant or any Allegiant
----
Subsidiary provided by Allegiant for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Allegiant

Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

         4.6 Consent and Approvals; No Violation. Except as set forth in the
             -----------------------------------
Allegiant Disclosure Letter, neither the execution and delivery of this Agreement by Allegiant nor the consummation by Allegiant of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its Amended and Restated Articles of Incorporation or By-laws of Allegiant, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Allegiant or any Allegiant Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Allegiant or any Allegiant Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger, (iii) filing the Missouri Articles of Merger, (iv) filings required under the securities or blue sky laws of the various states, (v) filing under the HSR Act, (vi) filings with, and approval by, the FRB, (vii) filings with, and approval by, the MDF, (viii) filings with, and approvals by, the State Entities, (ix) filings and approvals pursuant to any applicable state takeover law, (x) filings and approvals under the SBIA or (xi) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

         4.7 Reports and Financial Statements. Since January 1, 1998,
             --------------------------------
Allegiant and each Allegiant Subsidiary have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "Allegiant Reports"). Allegiant has previously furnished or will promptly furnish National City with true and complete copies of each of Allegiant's annual reports on Form 10-K for the years 1998 through 2002 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. As of their respective dates, the Allegiant Reports complied in all material respects with the requirements of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Allegiant included in the Allegiant Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Allegiant and Allegiant Subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of Allegiant and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the Allegiant Reports. Allegiant's reserve for possible loan losses as shown in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.

         4.8 Taxes. Allegiant will promptly make available to National City,
             -----
upon request by National City, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns filed by Allegiant and any of Allegiant Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. Except as set forth in the Allegiant Disclosure Letter, Allegiant and each Allegiant Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. Except as set forth in the Allegiant Disclosure Letter, Allegiant and each Allegiant Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the Allegiant Disclosure Letter, neither Allegiant nor any of Allegiant's Subsidiaries has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the Allegiant Disclosure Letter, neither Allegiant nor any of Allegiant Subsidiaries is a party to any action or proceeding, nor to the best of Allegiant's knowledge is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by Allegiant or any of Allegiant Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charge.

         4.9 Employee Plans. Except as set forth in the Allegiant Disclosure
             --------------
Letter, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of Allegiant or Allegiant Subsidiaries ("Allegiant Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable laws. Except as set forth in the Allegiant Disclosure Letter, with respect to each Allegiant Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, the Allegiant Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either (i) has been determined by the IRS to be so qualified or (ii) is the subject of a pending

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

application for such determination that was timely filed, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS,
(c) neither Allegiant nor any of the Allegiant Subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) no reportable event described in Section 4043 of ERISA for which the 30-day reporting requirement has not been waived has occurred, (e) no defined benefit plan has been terminated, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (f) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code. Neither Allegiant nor any Allegiant Subsidiary has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of
Section 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither Allegiant nor any of its subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. There is no basis for any person to assert that Allegiant or any of its subsidiaries has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan. With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any Allegiant Employee Plan, (A) there is no liability on the part of Allegiant or any of its subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss-sharing arrangement, or other actual or contingent liability, not would there be any such liability if such insurance policy was terminated, and (B) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of Allegiant, no such proceeding with respect to any such insurer is imminent. Except as set forth in the Allegiant Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will (A) constitute a stated triggering event under any Allegiant Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Allegiant or any of its subsidiaries to any present or former officer, employee, director, shareholder, consultant or dependent of any of the foregoing or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, shareholder, consultant, or dependent of any of the foregoing. Neither Allegiant nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Allegiant Employee Plan, except as set forth in the Allegiant Disclosure Letter. Except as set forth in the Allegiant Disclosure Letter, there are no restrictions on the rights of Allegiant or Allegiant Subsidiaries to amend or terminate any such Allegiant Employee Plan without incurring any liability thereunder.

         4.10 Material Contracts. Except as set forth in the Allegiant
              ------------------
Disclosure Letter or disclosed in the Allegiant Reports, neither Allegiant nor any Allegiant Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any Benefit Agreements providing for aggregate payments to any person in any calendar year in excess of $50,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by Allegiant or any Allegiant Subsidiary or the guarantee by Allegiant or any Allegiant Subsidiary of any such

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

obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Allegiant with the Commission as of the date of this Agreement (collectively, the "Allegiant Contracts"). Neither Allegiant nor any Allegiant Subsidiary is in default under any Allegiant Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Except as set forth in Allegiant Disclosure Letter, neither Allegiant nor any Allegiant Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Allegiant or any Allegiant Subsidiary the subject of a proceeding asserting that is or any Allegiant Subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any Allegiant Subsidiary pending or threatened.

         4.11 Absence of Certain Changes or Events. Except as set forth in
              ------------------------------------
the Allegiant Disclosure Letter or disclosed in the Allegiant Reports filed by Allegiant with the Commission prior to the date of this Agreement, since December 31, 2002, there has not been any change in the financial condition, results of operations or business of Allegiant or any Allegiant Subsidiary which would or in the future will have a Material Adverse Effect.

         4.12 Litigation. Except as disclosed in the Allegiant Reports filed
              ----------
by Allegiant with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of Allegiant, threatened against or affecting Allegiant or any Allegiant Subsidiary which, if determined adversely to Allegiant, would be reasonably expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against Allegiant or any Allegiant Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, a Material Adverse Effect on the banking industry generally.

         4.13 Compliance with Laws and Orders. Except as set forth in the
              -------------------------------
Allegiant Disclosure Letter or as disclosed in the Allegiant Reports filed by Allegiant with the Commission prior to the date of this Agreement, the businesses of Allegiant and each Allegiant Subsidiary are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of an Allegiant Subsidiary that is a bank, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the Allegiant Disclosure Letter, no investigation or review by any Governmental Entity with respect to Allegiant or any Allegiant Subsidiary is pending or, to the knowledge of Allegiant threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

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

         4.14 Agreements with Bank Regulators, Etc. Neither Allegiant nor
              -------------------------------------
any Allegiant Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in the Allegiant Disclosure Letter, nor has Allegiant been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as set forth in the Allegiant Disclosure Letter. Neither Allegiant nor any Allegiant Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. Allegiant knows of no reason why the regulatory approvals referred to in Section 4.6(c) above should not be obtained.

         4.15 Tax Treatment. As of the date hereof, Allegiant is aware of no
              -------------
reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. As of the date hereof and through the Effective Date, Allegiant will not have taken any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

         4.16 Fees. Except for fees paid and payable to Legg Mason Wood
              ----
Walker, Inc., neither Allegiant nor any Allegiant Subsidiary has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder, intermediary or any other person in connection with, or as a result of, the transactions contemplated by this Agreement.

         4.17 Allegiant Action. The Board of Directors of Allegiant (at a
              ----------------
meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of Allegiant and its shareholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) has directed that the Merger be submitted for consideration by Allegiant's shareholders at the Allegiant Meeting. The Board of Directors of Allegiant has approved the transactions contemplated by this Agreement and the Allegiant Option Agreement and taken all steps necessary to exempt (i) the execution of this Agreement, the Allegiant Stock Option, (ii) the Merger and (iii) the transactions contemplated hereby and thereby from, any statute of the MGBL that purports to limit or restrict business combinations or the ability to acquire or to vote shares and any other applicable state business combination or anti-takeover provisions of Allegiant's Amended and Restated Articles of Incorporation or Amended and Restated By-laws as currently in effect.

         4.18 Vote Required. The affirmative votes of holders of at least
              -------------
two-thirds of the outstanding shares of Allegiant Common Stock entitled to vote thereon are the only votes of the holders of any class or series of Allegiant capital stock necessary to approve this Agreement and the transactions contemplated by the Agreement.

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         4.19 Environmental Matters. (i) To the best of Allegiant's
              ---------------------
knowledge, neither Allegiant nor any of its subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) to the best of Allegiant's knowledge, none of the Loan Portfolio Properties, Trust Properties and Other Properties of Allegiant or any Allegiant Subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) to the best of Allegiant's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon Allegiant or any Allegiant Subsidiary pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

         4.20 Labor. (a) Allegiant or its Subsidiaries are not engaged in,
              -----
and have not engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending threatened against or directly affecting Allegiant or its Subsidiaries; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or to the best of Allegiant's and its Subsidiaires knowledge, are threatened; (e) no collective bargaining agreement exists which is binding on Allegiant and/or its Subsidiaries; (f) neither Allegiant nor its Subsidiaries have experienced any material work stoppage or other material labor difficulty; and (g) neither Allegiant nor its Subsidiaries are delinquent in any payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

         4.21 Material Interests of Certain Persons. Except as disclosed in
              -------------------------------------
Allegiant's Proxy Statement for its 2003 Annual Meeting of Stockholders, no officer or director of Allegiant, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Allegiant or any of its subsidiaries.

         4.22 Allegiant Disclosure Letter. The Allegiant Disclosure Letter
              ---------------------------
is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement and the matters expressly disclosed in the Allegiant Disclosure Letter shall be specifically limited to the corresponding representation and warranty to which such disclosure paragraph or section relates and no implication or inference shall be made in any other representation or warranty.

         4.23 Notice of Breach or Potential Breach. Allegiant shall promptly
              ------------------------------------
notify National City of any change, circumstance or event which would cause any of the representations

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

or warranties made by Allegiant pursuant to this Agreement to be untrue as of the date hereof or at Closing Date or which prevents Allegiant from complying with any of its obligations hereunder. There is no fact or development known to Allegiant which would have a Material Adverse Effect, or which might in the future, in Allegiant's reasonable judgment, have a Material Adverse Effect, on Allegiant's or its Subsidiaries' continuing business, which has not been set forth in this Agreement.

         4.24 Disclosure. No representation or warranty by Allegiant in this
              ----------
Agreement after giving effect to the disclosures set forth in the Allegiant Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by National City for a breach of representation, warranty, covenant, agreement or obligation of Allegiant hereunder will not be affected by any investigation conducted by National City with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

                                V. COVENANTS
                                   ---------

         5.1 Acquisition Proposals. Allegiant and each Allegiant Subsidiary
             ---------------------
shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (i) solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of (other than purchases or sales of loans or securities in the ordinary course of business consistent with past practice), or any securities of, or any merger, consolidation or business combination with, Allegiant or any Allegiant Subsidiary (such transactions are referred to herein as "Acquisition Transactions") or (ii) except to the extent that the Board of Directors of Allegiant is required, in a written opinion of counsel to the Board of Directors of Allegiant, in the exercise of its fiduciary duties in accordance with applicable law, to participate in any discussion or negotiation regarding, or furnish to any other person any information with respect to, an Acquisition Transaction; provided, however, that nothing
                                             --------  -------
contained in this Section 5.1 shall restrict or prohibit any disclosure by Allegiant that is required in any document to be filed with the Commission after the date of this Agreement or any disclosure that, in the written opinion of counsel to the Board of Directors of Allegiant, is otherwise required under applicable law. Allegiant will, and cause each Allegiant Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Allegiant will notify National City immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiation or discussion are sought to be initiated or continued with Allegiant or any Allegiant Subsidiary with respect to a proposed Acquisition Transaction.

         5.2 Interim Operations of Allegiant. During the period from the
             -------------------------------
date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, set forth in the Allegiant Disclosure Letter or as otherwise approved expressly in writing by National City (which approval will not be unreasonably withheld or delayed):

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

                  (a) Conduct of Business. Allegiant shall, and shall cause
                      -------------------
         each Allegiant Subsidiary to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice. Allegiant shall use reasonable efforts to preserve intact the business organization of Allegiant and each Allegiant Subsidiary, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Allegiant or any Allegiant Subsidiary. Other than in the ordinary course of business consistent with past practice, Allegiant shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or (iii) make any loan or advance.

                  (b) Articles and By-laws. Allegiant shall not and shall
                      --------------------
         not permit any Allegiant Subsidiary to make any change or amendment to their respective Articles of Incorporation or By-laws (or comparable governing instruments) in a manner that would materially and adversely effect either party's ability to consummate the Merger or the economic benefits of the Merger to either party.

                  (c) Capital Stock. Allegiant shall not, and shall not
                      -------------
         permit any Allegiant Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to outstanding exercisable stock options granted pursuant to one of Allegiant Option Plans or open-market purchases pursuant to Allegiant's dividend reinvestment plans) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them (other than open-market purchases pursuant to Allegiant Option Plans) or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither Allegiant nor any Allegiant Subsidiary shall grant any additional stock options after the date hereof.

                  (d) Dividends. Allegiant shall not, and shall not permit
                      ---------
         any Allegiant Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (i) regular quarterly cash dividends in an amount not to exceed $0.11 per share of Allegiant Common Stock payable on the regular historical payment dates, (ii) dividends paid by any Allegiant Subsidiary to Allegiant or another Allegiant Subsidiary with respect to its capital stock between the date hereof and the Effective Time and (iii) dividends paid by Allegiant Capital Trust I or Allegiant Capital Trust II with respect to issued and outstanding Trust Preferred

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

         Securities. It is agreed by the parties hereto that they will cooperate to assure that, during any quarter, there shall not be a duplication of nor omission of payment of dividends to shareholders of Allegiant in connection with consummation of the Merger.

                  (e) Employee Plans, Compensation, Etc. Except as otherwise
                      ----------------------------------
         provided in this Agreement, Allegiant shall not, and shall not permit any Allegiant Subsidiary to, adopt or amend (except as required by law or other contractual obligations existing on the date hereof) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal merit increases in the ordinary course of business consistent with past practice not to exceed 2.0% for any individual) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  (f) Certain Policies. Allegiant will modify and change its
                      ----------------
         loan, litigation, real estate valuation, asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of National City and generally accepted accounting principles, at the earlier of (i) such time as National City acknowledges that all conditions to its obligations to consummate the Merger set forth in Sections 7.1 and 7.3 below have been waived or satisfied or (ii) immediately prior to the Effective Time. Allegiant's representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes.

         5.3 Interim Operations of National City. During the period from the
             -----------------------------------
date of this Agreement to the Effective Time, without the prior written consent of Allegiant, National City will not declare or pay any extraordinary or special dividend on the National City Common Stock or take any action that would (a) materially delay or adversely affect the ability of National City to obtain any approvals of Governmental Authorities required to permit consummation of the Merger or (b) materially adversely affect its ability to perform its obligations under this Agreement or to consummate the transaction contemplated hereby.

         5.4      Employee Matters.
                  ----------------

                  (a) Benefit Agreements. Surviving Corporation and National
                      ------------------
         City shall honor, maintain and perform on and after the Effective Time, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable law), all vested benefits of any person under all existing plans or agreements.

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

                  (b) Retirement and Benefit Plans. For purposes of all
                      ----------------------------
         employee benefit plans, programs or arrangements maintained or contributed to by National City or Surviving Corporation, National City shall credit or shall cause Surviving Corporation to credit employees of Allegiant and Allegiant Subsidiaries who become employees of National City or Surviving Corporation as a result of the Merger with all service with Allegiant; any Allegiant Subsidiaries; or any predecessor employer (to the extent such service has been recognized by Allegiant under Allegiant Employee Plans) for purposes of eligibility and vesting as if such service, and compensation from, had been performed for National City or a subsidiary thereof but not for purposes of benefit accrual; provided, however, that this provision shall not change the
         --------  -------
         treatment under the National City Non-Contributory Retirement Plan and Trust of service with National City or any of National City's subsidiaries prior to the Closing Date. From and after the Effective Time, National City shall, or shall cause Surviving Corporation to, cause any and all pre-existing condition limitations under any health plans or long-term disability plans to be waived with respect to Allegiant Employees and; with respect to health plans their eligible dependents; to the extent that such conditions were covered by Allegiant's health and disability plans. National City shall credit, or cause the Surviving Corporation to credit, employees of Allegiant and Allegiant Subsidiaries and their eligible dependents with year-to-date deductibles and out-of-pocket expenses incurred under Allegiant's health plan toward satisfaction of applicable deductibles and out-of-pocket expenses under any applicable National City or Surviving Corporation health plan for the plan year in which the Merger occurs.

                  (c) Transition. Upon and after the Merger, Allegiant
                      ----------
         Employees shall have benefits that in the aggregate are no less favorable than the benefits enjoyed generally by National City employees working in similar business lines.

         5.5 Access and Information. Upon reasonable notice, Allegiant
             ----------------------
shall, and shall cause each Allegiant Subsidiary to, afford to National City and its representatives (including, without limitation, directors, officers and employees of National City and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as National City may reasonably request; provided, however, that Allegiant shall not be
                             --------  -------
required to provide access to any such information or properties if the providing of such access (i) would be reasonably likely, in the written opinion of counsel, to result in the loss or impairment of any privilege generally recognized under law with respect to such information or (ii) would be precluded by any lease, contract or legally enforceable agreement in existence prior to the date hereof or by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity. All information furnished by one party to the other party in connection with this Agreement or the transactions contemplated hereby shall be kept confidential by such other party (and shall be used by it only in connection with this Agreement and the transactions contemplated hereby) except to the extent that such information (x) already is known to such other party when received from a source not known by the receiving party to be under an obligation of confidentiality, (y) thereafter becomes lawfully obtainable from other sources or (z) is required to be disclosed in any non-confidential document filed with the Commission, the FRB, the Department of Justice or any other agency or

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

any government. In the event that the transactions contemplated by this Agreement shall fail to consummate, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same or be destroyed.

         5.6 Certain Filings, Consents and Arrangements. National City and
             ------------------------------------------
Allegiant shall (a) as soon as practicable make any required filings and applications required to be filed with Governmental Entities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (c) deliver to the other parties to this Agreement copies of the publicly available portions of all such reports promptly after they are filed.

         5.7 State Takeover Statutes. Allegiant shall take all reasonable
             -----------------------
steps to (i) exempt Allegiant and the Merger from the requirements of any state takeover law by action of Allegiant's Board of Directors or otherwise and (ii), upon the request of National City, assist in any challenge by National City to the applicability to the Merger of any state takeover law.

         5.8 Indemnification. From and after the Effective Time, National
             ---------------
City will assume and honor any obligation as provided for and permitted by applicable federal and state law Allegiant had immediately prior to the Effective Time with respect to the indemnification of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Allegiant or any Allegiant Subsidiary (collectively, the "Indemnitees") arising out of Allegiant's Amended and Restated Articles of Incorporation or By-laws or any indemnification (to the maximum extent available thereunder and permitted by applicable law or regulation) against any and all Losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged condition, act or omission occurring at or prior to the Effective Time, including any actions taken to approve and implement this Agreement and the transactions contemplated hereby, in the Indemnitee's capacity as a director or officer (whether elected or appointed), of Allegiant or any Allegiant Subsidiary. This Section 5.8 will be construed as an agreement, as to which the Indemnitees are intended to be third-party beneficiaries. In addition, at National City's election, for a period of two years after the Effective Time, National City will provide for coverage of Indemnitees under National City's directors and officers insurance policy or, alternatively, cause Allegiant to purchase tail coverage under its directors and officers insurance policy for such period.

         5.9 Additional Agreements. Subject to the terms and conditions
             ---------------------
herein provided, each of the parties hereto agrees to use its reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals.

         5.10 Publicity. The initial press release announcing this Agreement
              ---------
shall be a joint press release and thereafter Allegiant and National City shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

         5.11 Registration Statement. National City shall prepare and file
              ----------------------
the Registration Statement with the Commission as soon as is reasonably practicable following receipt of final comments from the Staff of the Commission on the Proxy Statement (or advice that such Staff will not review such filing) and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of such Registration Statement. National City shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of the National City Common Stock pursuant to the Merger, and Allegiant shall furnish National City all information concerning Allegiant and the holders of its capital stock and shall take any action as National City may reasonably request in connection with any such action.

         5.12 Proxy. As soon as practicable after the date hereof, Allegiant
              -----
shall prepare the Proxy Statement, file it with the Commission, respond to any comments of the Staff of the Commission, clear the Proxy Statement with the Staff of the Commission and promptly thereafter mail the Proxy Statement to all holders of shares of Allegiant Common Stock. National City and Allegiant shall cooperate with each other in the preparation of the Proxy Statement.

         5.13 Stock Exchange Listings. National City shall use its best
              -----------------------
efforts to list on the New York Stock Exchange, upon official notice of issuance, the National City Common Stock to be issued pursuant to the Merger and the transactions contemplated hereby.

         5.14 Shareholders' Meeting. Allegiant shall take all action
              ---------------------
necessary, in accordance with applicable law and its Articles of Incorporation and Bylaws, to convene a special meeting of the holders of Allegiant Common Stock (the "Allegiant Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement and the transactions contemplated hereby. Unless the Board of Directors of Allegiant shall have received the written advice of counsel, reasonably acceptable to National City, to the effect that making such a recommendation would cause the Board of Directors of Allegiant to violate its fiduciary duty under applicable law and provided that such advice is not predicated solely upon the market price of National City Common Stock, the Board of Directors of Allegiant shall recommend that the holders of Allegiant Common Stock vote in favor of and approve the Merger and the transactions contemplated hereby and adopt this Agreement at the Allegiant Meeting.

         5.15 Tax-Free Reorganization Treatment. Neither National City nor
              ---------------------------------
Allegiant shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code. Prior to the Effective Time, each party shall cooperate with the other party to cause the Merger to qualify as a reorganization under Section 368 of the Code and shall use its reasonable best efforts to obtain the opinion referred to in Section 7.1(f) and, in connection therewith, each of Allegiant, National City, and any wholly-owned subsidiary of National City, to the extent Allegiant is merged into such subsidiary, shall deliver to counsel referred to in Section 7.1(f) customary and reasonable representation letters in form and substance reasonably satisfactory to such counsel and National City, as applicable.

         5.16 Provision of Shares. National City shall issue and provide the
              -------------------
shares of National City Common Stock deliverable upon the conversion of Allegiant Common Stock pursuant to this Agreement, and will provide the cash for Cash Payments and to be paid in lieu of fractional shares of National City Common Stock as provided in Section 2.1 above. The shares of National City Common Stock to be issued and exchanged for shares of Allegiant Common Stock pursuant to this Agreement will, at the Effective Time, be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

         5.17 Adverse Action. From the date hereof until the Effective Time,
              --------------
except as expressly contemplated by the Agreement, neither party will, without the written consent of the other party (which consent will not be unreasonably withheld or delayed) knowingly take any action that would, or would be reasonably likely to result in (a) any of its representations and warranties set forth in the Agreement being or becoming untrue, (b) any of the conditions to the Merger set forth in Article VII below not being satisfied or (c) a material violation of any provision of the Agreement except, in each case, as may be required by applicable law.

                             VI. CLOSING MATTERS
                                 ---------------

         6.1 The Closing. Subject to satisfaction or waiver of all
             -----------
conditions precedent set forth in Article VII below, the closing (the "Closing") shall occur at such location mutually agreeable to the parties and on a date (the "Closing Date") which is on the first business day after the later of:

                  (a) the first date on which the Merger may be consummated in accordance with the approvals of any Governmental Entities; or

                  (b) the date the required approvals of Allegiant's shareholders have been obtained; or

                  (c) such other date to which the parties agree in writing.

If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Entities.

         6.2 Documents and Certificates. National City and Allegiant shall
             --------------------------
use their respective best efforts, on or prior to Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement to occur as soon as practicable.

                               VII. CONDITIONS
                                    ----------

         7.1 Conditions to Each Party's Obligations to Effect the Merger.
             -----------------------------------------------------------
The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) The Merger and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of Allegiant Common Stock.

                  (b) The National City Common Stock issuable in the Merger and the transactions contemplated hereby shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

                  (c) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Entity (collectively, "Consents") which are necessary for the consummation of the Merger, (other than immaterial Consents, the failure to obtain which would not be materially adverse to, National City and National City's subsidiaries or Allegiant and Allegiant Subsidiaries taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no such authorization,
                         --------  -------
         consent, order or approval shall be deemed to have been received if it shall include any conditions or requirements which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of National City the consummation of the Merger.

                  (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

                  (e) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect.

                  (f) Thompson Coburn LLP counsel to Allegiant, shall have delivered to Allegiant and National City their opinion, dated the day of the Effective Time, which shall provide that it may be relied upon by National City and the shareholders of Allegiant substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) each of Allegiant, National City and any wholly-owned subsidiary of National City, to the extent Allegiant is merged into such subsidiary, are each parties to a reorganization within the meaning of Section 368(a) of the Code;
         (ii) no gain or loss will be recognized by National

         City or Allegiant as a result of the Merger; (iii) no gain or loss will be recognized by the shareholders of Allegiant pursuant to the Merger (except with respect to consideration received as a result of cash paid in lieu of fractional shares, cash paid as a result of the exercise of dissenters rights or Cash Payments made to such shareholders); (iv) the tax basis of the shares of National City Common Stock received by shareholders who exchange all of their shares of Allegiant Common Stock solely for shares of National City Common Stock in the Merger will be the same as the tax basis of the shares of Allegiant Common Stock surrendered in exchange therefor (reduced by any cash received and increased by the amount treated as a dividend, if any, and by the amount of gain recognized on the exchange (not including any portion of the gain treated as a dividend); and (v) the holding period of the shares of National City Common Stock received in the Merger will include the period during which the shares of Allegiant Common Stock surrendered in exchange therefore were held, provided such shares of Allegiant Common Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may rely upon representations contained in certificates of officers of Allegiant, National City, and others.

         7.2 Conditions to Obligation of Allegiant to Effect the Merger. The
             ----------------------------------------------------------
obligation of Allegiant to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

                  (a) National City shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

                  (b) The representations and warranties of National City contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article III above shall be true and correct as of the Effective Time as if made at and as of such time, except: (i) as expressly contemplated or permitted by this Agreement; (ii) for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times; and (iii) where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect.

                  (c) National City shall have furnished Allegiant a certificate dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of National City that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Subsections 7.2(a) and 7.2(b) above have been satisfied.

         7.3 Conditions to Obligation of National City to Effect the Merger.
             --------------------------------------------------------------
The obligation of National City to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

                  (a) Allegiant shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

                  (b) The representations and warranties of Allegiant contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article IV above shall be true and correct as of the Effective Time as if made on and as of such time, except: (i) as expressly contemplated or permitted by this Agreement; (ii) for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times; and (iii) where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect.

                  (c) Allegiant shall have furnished National City a certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Allegiant that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Subsections 7.3(a) and 7.3(b) above have been satisfied.

                             VIII. MISCELLANEOUS
                                   -------------

         8.1 Termination. This Agreement may be terminated at any time prior
             -----------
to the Effective Time, whether before or after approval by the shareholders of Allegiant:

                  (a) by mutual consent of the Board of Directors of National City and the Board of Directors of Allegiant;

                  (b) by National City or Allegiant if the Merger shall not have been consummated on or before September 30, 2004;

                  (c) by National City if this Agreement was not approved at the Allegiant Meeting or any adjournment thereof;

                  (d) by Allegiant if any of the conditions specified in Sections 7.1 and 7.2 above have not been met or waived by Allegiant at such time as such condition can no longer be satisfied, provided that with respect to any breach by National City of any of its representations, warranties or covenants hereunder cannot be or is not cured within fifteen (15) days after written notice of such breach is given by Allegiant to National City;

                  (e) by National City if any of the conditions specified in Sections 7.1 and 7.3 above have not been met or waived by National City at such time as such condition can no longer be satisfied, provided that with respect to any breach by Allegiant of any of its representations, warranties or covenants hereunder and such breach cannot be or is not cured within fifteen (15) days after written notice of such breach is given by National City to Allegiant; or

                  (f) by National City if (i) the management of Allegiant or its board of directors, for any reason, fails to call and hold within 40 days of the approval for use of the Proxy Statement the Allegiant Meeting to consider and approve this Agreement and the transactions contemplated hereby or if such Allegiant Meeting is adjourned, then within 20 days of such adjournment, (ii) the board of directors of Allegiant does not publicly recommend in the Proxy Statement that Allegiant's shareholders approve and adopt this Agreement, (iii) after recommending in the Proxy Statement that such shareholders approve and adopt this Agreement, the board of directors of Allegiant shall have withdrawn, modified or amended such recommendation in any manner adverse to National City, or (iv) the board of directors of Allegiant shall have authorized, recommended, proposed or publicly announced its intention to authorize recommend or propose, to engage in any of the following involving Allegiant or any Allegiant Subsidiary: any disclosure of confidential information (as described in Section 5.5 above) concerning Allegiant or any Allegiant subsidiaries to any third person, proposal or offer from any person relating to any direct or indirect acquisition or purchase by such person of Allegiant, any Allegiant Subsidiary or any business line of Allegiant or any equity securities of Allegiant or of any Allegiant Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Allegiant or any Allegiant Subsidiary, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Allegiant or any Allegiant Subsidiary, other than the transactions contemplated by this Agreement ("Competing Proposal").

         8.2 Non-Survival of Representations, Warranties and Agreements. The
             ----------------------------------------------------------
representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1 above, as the case may be; provided, however, that if the
                                          --------  -------
Merger is consummated, Sections 1.6, 2.1 through 2.4, 5.4, 5.8, 8.2 and 8.5 hereof will survive the Effective Time to the extent contemplated by such Sections; provided, further, that the last two sentences of Section 5.5 and
          --------  -------
all of Sections 8.5 and 8.10 hereof will in all events survive any termination of this Agreement.

         8.3 Waiver and Amendment. Subject to applicable provisions of the
             --------------------
DGCL and MRS, any provision of this Agreement may be waived at any time by the party which is, or whose stockholders or shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any shareholder approval of the Merger which reduces or changes the form of the Merger Consideration without further shareholder approval. No such waiver, amendment or supplement will be effective unless in a writing that makes express reference to this Section 8.3 and is signed by the party or parties sought to be bound thereby.

         8.4 Entire Agreement. This Agreement together with the National
             ----------------
City Disclosure Letter and Allegiant Disclosure Letter contain the entire agreement among National City and Allegiant with respect to the Merger and the other transactions contemplated hereby and thereby, and supersedes all prior agreements among the parties with respect to such matters.

         8.5 Applicable Law; Consent to Jurisdiction. This Agreement will be
             ---------------------------------------
governed by and construed in accordance with the laws of the State of Delaware except to the extent laws of the State of Missouri govern the Merger. National City and Allegiant consent to personal jurisdiction in any action brought in any federal or state court within the city of Cleveland, Ohio, having subject matter jurisdiction in the matter for purposes of any action arising out of this Agreement.

         8.6 Certain Definitions; Headlines. (a) For purposes of this
             ------------------------------
Agreement, the term:


                  (i) "Affiliate", "associate" and "Significant Subsidiary" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

                  (ii) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

                  (iii) "Fed Approval Date" means the day the FRB issues an order approving consummation of the Merger.

                  (iv) "Market Price" means the average of the per share closing prices on the New York Stock Exchange of National City Common Stock for the ten (10) consecutive trading days ending at the end of the third trading day immediately preceding the Effective Time.

                  (v) "Material Adverse Effect" means an event, change or occurrence which has a material negative impact on the financial condition, businesses or results of operations of Allegiant and its subsidiaries, taken as a whole, or National City and its subsidiaries, taken as a whole, as the case may be, or the ability of Allegiant or National City, as the case may be, to consummate the transactions contemplated hereby provided, however, a Material Adverse Effect does not include a material adverse change in general economic, political or financial conditions, including without limitation as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States) that effects the banking industry generally. The effect of any action taken by Allegiant solely pursuant to Subsection 5.2(f) above shall not be taken into consideration in determining whether any Material Adverse Effect has occurred.

                  (vi) "Person" means an individual, corporation, partnership, association, trust limited liability company or unincorporated organization;

                  (vii) "Subsidiary" of Allegiant, National City or any other person means, except where the context otherwise requires, any corporation, partnership, trust or similar association of which Allegiant, National City or any other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation.

         (b) The descriptive headings contained in this Agreement are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

         (c) Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement will include the plural and any plural term will include the singular and (ii) the term section or schedule will mean a section or schedule of or to this Agreement.

         8.7 Notices. All notices, consents, requests, demands and other
             -------
communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

         If to Allegiant to:
                 Allegiant Bancorp, Inc.
                 10401 Clayton Road
                 St. Louis, Missouri 63131
                 Attention: President and Chief Executive Officer
                 Fax No. (314) 995-9044

         With a copy to:
                 Thompson Coburn LLP
                 One US Bank Plaza
                 St. Louis, Missouri 63101
                 Attention: Thomas A. Litz, Esq.
                 Fax No. (314) 552-7000

         If to National City to:
                 National City Corporation
                 P. O. Box 5756
                 Cleveland, Ohio 44101-0756
                 Attention: Chairman of the Board
                 Fax No. (216) 222-2336

         With a copy to:
                 National City Corporation
                 Law Department
                 P. O. Box 5756
                 Cleveland, Ohio 44101-0756
                 Attention: General Counsel
                 Fax No. (216) 222-2336

         or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 8.7.

         8.8 Counterparts. This Agreement may be executed in any number of
             ------------
counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

         8.9 Parties in Interest; Assignment. Except for Sections 2.1
             -------------------------------
through 2.4 above (which is intended to be for the benefit of the shareholders of Allegiant and holders of Outstanding Options under Allegiant Option Plans to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons) and Sections 5.4 and 5.8 hereof (which are intended to be for the benefit of directors, officers or employees to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons), this Agreement is not intended to nor will it confer upon any other person (other than the parties hereto) any rights or remedies. Except as herein expressly provided, without the prior written consent of the other parties to this Agreement neither National City nor Allegiant shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other parties hereto shall be null and void.

         8.10 Effect of Termination; Expenses and Breakup Fee.
              -----------------------------------------------

                  (a) In the event of termination of this Agreement by either National City or Allegiant as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) as set forth in this Section 8.10, Section 8.5 and the last two sentences of Section 5.5, which shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

                  (b) In recognition of the efforts, expenses and other opportunities foregone by National City while structuring and pursuing the Merger, the parties hereto agree that Allegiant shall pay to National City a termination fee of $25.0 million (the "Breakup Fee") in the manner set forth below, and shall reimburse National City for reasonable expenses incurred in connection with this Agreement and the transactions contemplated herein, if:

                           (i) this Agreement is terminated by National City
                  pursuant to Section 8.1(c) above, then within two (2) business days after the effective date of termination, Allegiant shall reimburse National City for reasonable expenses incurred in connection with this Agreement and the transactions contemplated herein (the "National City Out Of Pocket Expenses"). If within twenty-four (24) months following the effective date of termination (the "Post-Termination Period"), Allegiant or any Allegiant Subsidiary enters into any agreement, contract, letter of intent or understanding with a third person relating to any direct or indirect acquisition or purchase by such person of Allegiant, any Allegiant Subsidiary or any business line of Allegiant or any equity securities of Allegiant or of any Allegiant Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Allegiant or any Allegiant Subsidiary, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Allegiant or any Allegiant Subsidiary (a "Major Deal"), then within two business days after Allegiant or any Allegiant Subsidiary enters into such agreement, contract, letter of intent or understanding for a Major Deal, Allegiant shall remit to National City an amount equal to the Breakup Fee less the amount of National City Out of Pocket Expenses actually received by National City pursuant to this Section 8.10(b)(i);

                           (ii) this Agreement is terminated by National
                  City pursuant to Section 8.1(e) above, then Allegiant shall indemnify National City from and against all costs or expenses (including, without limitation, reasonable attorneys' and advisor fees), losses and damages actually suffered or incurred by National City and its subsidiaries (collectively, "Losses") arising from or in connection
                                  ------
                  with the termination of this Agreement. If within the Post-Termination Period, Allegiant or any Allegiant Subsidiary enters into any agreement, contract, letter of intent or understanding with a third person relating to any Major Deal, then within two business days after Allegiant or any Allegiant Subsidiary enters into such agreement, contract, letter of intent or understanding for a Major Deal, Allegiant shall remit to National City an amount equal to the Breakup Fee less the amount paid by Allegiant to National City for Losses pursuant to this
                  Section 8.10(b)(ii);

                           (iii) after a Competing Proposal has been
                  publicly announced or otherwise communicated or made known to the senior management of Allegiant or the Allegiant Board of Directors (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make a Competing Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of Allegiant contemplated by this Agreement at the Allegiant Meeting and this Agreement is terminated by National City pursuant to Section 8.1(f)(i), (ii) or (iii) above, then within two
                  (2) business days after the effective date of termination, Allegiant shall remit to National City the Breakup Fee; and

                           (iv) after a Competing Proposal has been publicly
                  announced or otherwise communicated or made known to the senior management of Allegiant or the Allegiant Board of Directors (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make a Competing Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of Allegiant contemplated by this Agreement at the Allegiant Meeting and this Agreement is terminated by National City pursuant to
                  Section 8.1(f)(iv) above and the shareholders of Allegiant do not approve the Merger at the Allegiant Meeting or any adjournment thereof as contemplated hereunder, then within two (2) business days after the effective date of termination, Allegiant shall remit to National City the Breakup Fee.

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                  Any amount that becomes payable pursuant to this Section
         8.10(b) shall be paid by wire transfer of immediately available funds to an account designated by National City.

                  (c) If the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Surviving Corporation.

                  (d) Nothing contained in Section 8.10(b) above shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party.

         8.11 Enforcement of the Agreement. The parties hereto agree that
              ----------------------------
 irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

         8.12 Severability. If any term or other provision of this Agreement
              ------------
is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         8.13 Update and Supplement to Disclosure Letters. Allegiant and
              -------------------------------------------
National City shall be permitted to update and supplement their respective Disclosure Letters so as to disclose exceptions to one or more representations or warranties contained in Article III hereof in the case of National City and Article IV hereof in the case of Allegiant which are a result of events which occur after the date hereof; provided, however, that, anything herein to the contrary notwithstanding, (i) no exceptions or other information set forth on any such updated or supplemented Disclosure Letter shall be deemed to cure any representation or warranty which was not true and correct as of the date of this Agreement, and (ii) the exceptions and other information set forth on any such updated or supplemented Disclosure Letter shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in Section 7.3 in the case of National City, and Section 7.2 hereof in the case of Allegiant shall have been satisfied, and (iii) this Section 8.13 shall not relieve any party of its obligations under any covenant set forth herein.





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         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                                   ALLEGIANT BANCORP, INC. ("Allegiant")


                                   By:  /s/ Shaun R. Hayes
                                        ---------------------------------------
                                                 Shaun R. Hayes

                                                   Its: CEO

                                   NATIONAL CITY CORPORATION  ("National City")


                                   By:  /s/ J. Armando Ramirez
                                        ---------------------------------------
                                               J. Armando Ramirez
                                         Its: Executive Vice President




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